Exhibit 10.26

THIS NOTE HAS BEEN ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THE STATE SECURITIES LAWS. TRANSFER OF THIS NOTE IS PROHIBITED UNLESS SUCH TRANSFER IS REGISTERED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

UNSECURED PROMISSORY NOTE

$70,000.00	Los Angeles, CA October 9 , 2014

FOR VALUE RECEIVED, Ritter Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with its principal place of business at 1880 Century Park East, No. 1100, Los Angeles, California 90067, promises to pay to Javelin Venture Partners, L.P. (the “Holder”) the principal sum of $70,000 together with interest on the unpaid principal balance of this Unsecured Promissory Note (the “Note”) from time to time outstanding at the rate of 5% per annum until paid in full. Unless there shall occur an Event of Default, as defined below, all principal and accrued interest shall be paid upon demand by the Holder at any time after one (1) year of the date of this Note (the “Maturity Date”). Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All payments by the Company under this Note shall be in immediately available funds. Principal and accrued interest on this Note may be prepaid at any time by the Company without notice, premium or penalty and without the written consent of Holder. Holder hereby acknowledges that this Note is unsecured, and that Company may have issued certain secured notes in favor of certain parties.

This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”): (1) the liquidation, termination of existence, dissolution, winding down, cessation of business or insolvency of the Company, or the appointment of a receiver or custodian for the Company or any part of its property; (2) the institution by or against the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally; (3) the sale of all or substantially all of the assets or business of the Company, whether by merger, sale of assets, sale of stock or otherwise; or (4) the failure by the Company to pay any principal or accrued interest when due hereunder. Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the State of California or afforded by other applicable law. All rights and remedies of Holder shall be cumulative and Holder shall be entitled to all the rights of a holder in due course of a negotiable instrument.

All payments by the Company under this Note shall be applied first to the cost of collection, if any, second to accrued but unpaid interest, and third to unpaid principal. All payments by the Company under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. If this

Note is not paid in accordance with its terms, the Company shall pay to Holder, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest, including, but not limited to, reasonable attorneys’ fees, court costs and other costs for the enforcement of payment of this Note. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the Holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

In the event any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

The Company and any others who may become liable for the payment hereof jointly and severally:

a.	waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note;

b.	consent to all extensions of time, renewals, postponements of time of payment of this Note or other modifications hereof from time to time prior to or after the Maturity Date hereof, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing;

c.	agree to the addition or release of any party or person primarily or secondarily liable hereon;

d.	agree that Holder shall not be required first to institute any suit, or to exhaust its remedies, against the Company or any other person or party liable hereunder in order to enforce the payment of this Note; and

e.	agree that, notwithstanding the occurrence of any of the foregoing (except by the express written release by Holder of any such person), the Company shall be and remain directly and primarily liable for all sums due under this Note.

All rights and obligations hereunder shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of the State of California or any other state.

RITTER PHARMACEUTICALS, INC.

By:	/s/ Andrew J. Ritter
Andrew J. Ritter
President

Acknowledged and agreed:

JAVELIN VENTURE PARTNERS, L.P.

By:	/s/ Noah Doyle
Name:	Noah Doyle
Its:	Managing Director

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